EXHIBT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8 No. 333-181691) pertaining to the 2009 Omnibus Incentive Plan, as Amended & Restated, of Nortek, Inc. of our report dated March 29, 2012 (except for Note 4 and Note 12, as to which the date is October 15, 2012), with respect to the consolidated balance sheets of Nortek, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders' investment (deficit), and cash flows for the years ended December 31, 2011 (Successor) and 2010 (Successor), the period December 20, 2009 to December 31, 2009 (Successor) and the period January 1, 2009 to December 19, 2009 (Predecessor) and schedule included in this Current Report on Form 8-K of Nortek, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 15, 2012